EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ISSUER DIRECT CORPORATION

Issuer Direct Corporation (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.

This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 11, 1988, amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 17, 2007 (the “Certificate of Incorporation”),

2.	Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows: “FIRST: The name of the Corporation is ACCESS Newswire Inc.”

3.	This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

4.	The effective time of this Certificate of Amendment shall be 12:01 a.m., Eastern Time, on January 27, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of January, 2025.

ISSUER DIRECT CORPORATION

By:	/s/ Brian R. Balbirnie
Brian R. Balbirnie
Chief Executive Officer